Exhibit 10.11(b)
REAL ESTATE LICENSE AGREEMENT
(Owned Buildings)
     This REAL ESTATE LICENSE AGREEMENT (this “License Agreement”) is made as of the [___] day of [                    ,] 2010, between Liberty Mutual Group Inc., a Massachusetts corporation (“Licensor” or “LMGI”), and Liberty Mutual Agency Corporation, a Delaware corporation (“Licensee” or “LMAC”).
WITNESSETH:
     WHEREAS, a subsidiary of Licensor owns the real property, including the buildings located thereon, set forth on Schedule I annexed hereto and incorporated herein (each a “Building” and collectively, the “Buildings” or “Owned Buildings”); and
     WHEREAS, the parties desire, by this License Agreement, to provide for the use and occupancy of certain spaces as set forth in Schedule I annexed hereto and incorporated herein (each space to be referred to herein as a “License Area” and collectively, the “License Areas”), each of which is located in a Building.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
     1. License.
     (a) Licensor hereby grants to Licensee a license (the “License”) to use and occupy the License Areas and rights of access thereto for the purposes hereinafter provided as of the Commencement Date (as hereinafter defined), for the applicable License Period (as hereinafter defined). Licensee hereby accepts and agrees to use such License for the License Period for each License Area. In connection with its use of each License Area and to the extent applicable, Licensee shall also have the non-exclusive right to use in common with Licensor and the other occupants of the Buildings in which the Licensed Areas are located, the Building common areas, including the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms and other areas of the Buildings (including the equipment and supplies located therein) that may be reasonably necessary for Licensee’s use of the License Areas, except those areas that Licensor may designate as private.
     (b) Licensee has inspected and is familiar with the License Areas and accepts same in their “as is” condition as of the Commencement Date. Licensor shall not be required to perform any work or furnish any materials in order to prepare the License Areas for Licensee’s occupancy.
     (c) Licensor and Licensee acknowledge that certain License Areas may be occupied by both Licensor and Licensee with no physical segregation by walls or partitions (“Commingled License Areas”). Each of Licensor and Licensee shall, in its use of respective portions of Commingled License Areas, respect the procedures that each may establish to maintain the privacy and confidentiality of its business records, and each party shall promptly return to the other, without outside disclosure, any misdirected records or information of the other party that may happen to come into the possession of personnel of that party.

     (d) Licensor shall have the right to reconfigure date hereof, the departments or uses within the Buildings to accommodate Licensor’s future requirements and in conjunction therewith, upon reasonable prior notice (which notice may be oral) to Licensee, to designate reasonably comparable substitute space (within the Building or in an adjacent or nearby building owned or leased by Licensor) as the License Area (wholly or partially in lieu of the then current space designated as the License Area).
     2. License Period.
     (a) The “License Period” for each License Area shall commence on the date hereof (the “Commencement Date”) and, subject to the provisions of subparagraph (b) below (as and to the extent applicable), shall continue until (i) terminated by Licensor (A) upon one hundred eighty (180) days written notice to Licensee or (B) upon written notice to Licensee after such time as LMGI or its subsidiaries cease to Beneficially Own, in the aggregate, shares entitled to more than fifty percent (50%) of the votes entitled to be cast by the holders of the then outstanding Common Stock of LMAC, (each of (A) and (B) a “Licensor Termination Date”), (ii) terminated by Licensee on January 1 of any calendar year (but no earlier than January 1, 2014) upon twenty-eight (28) months prior written notice to Licensor (each a “Licensee Termination Date”), or (iii) terminated (A) by mutual agreement of the parties, (B) pursuant to any term or provision hereof or (C) pursuant to law (each of (A), (B) and (C) of clause (iii) a “Termination Event”). With respect to any License Area terminated by Licensor, Licensor agrees to cooperate with Licensee in the event Licensee requests to continue to occupy the License Area for a reasonable period of time following a Licensor Termination Date in order to secure alternate space.
     (b) In the event of a sale of a Building covering a License Area, the License Period for the License Area shall automatically terminate on the date of such sale of such Building (a “Sale Date”). In such event, Licensor and Licensee agree to cooperate and work with one another to reach mutually acceptable terms and provisions for reasonably comparable substitute space.
     (c) The term of this License Agreement (“Term”) shall commence on the Commencement Date and shall continue until the later of the last (i) Licensor Termination Date, (ii) Licensee Termination Date, (iii) Termination Event or (iv) Sale Date (together the “Termination Dates”).
     (d) Licensor and Licensee agree to amend Schedule I from time to time to reflect the then current Buildings and License Areas subject to this License Agreement, including any new Buildings and License Areas that may be added to this License Agreement by mutual agreement of both parties.
     3. License Fee. Licensee shall pay a license fee for the License Areas at rates, in the manner, and on the dates as Licensor shall determine from time to time (the “License Fee”). The License Fee payable for a particular License Area shall be comparable to Licensor’s costs in occupying, maintaining and using the Buildings, as determined by Licensor in a fair, equitable and consistent manner.

     4. Obligations. To the extent that any services to a License Area have been supplied directly by Licensor prior to the Commencement Date, then Licensor shall continue to provide such services to such License Area during the related License Period. Licensor shall provide such services to such License Area in substantially the same manner and quality as Licensor has provided the same to the License Area prior to the Commencement Date or in substantially the same manner and quality as Licensor provides such services to itself.
     5. Uses. Licensee shall only use and occupy a License Area for the purpose of conducting its business and uses incidental thereto provided, however Licensee shall not use a License Area for any use that is inconsistent with the historical use of the License Areas by Licensor or its employees.
     6. Compliance with Law. Licensee shall promptly comply with all present and future applicable laws and regulations of all state, Federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of any Board of Fire Underwriters or any similar body (all of the foregoing being hereinafter collectively referred to as “Laws”) having jurisdiction which shall impose any violation, order or duty upon Licensee with respect to the related License Area. Notwithstanding the foregoing, Licensor shall maintain and operate the Building in accordance with all Laws and be responsible for the expenditure of any funds to perform any alteration or improvement to the Buildings so as to comply with Laws, excepting only to the extent such expenditure is required as a result of Licensee particular manner of use of the Licensed Areas.
     7. Repairs. Licensee, throughout the License Period, shall take good care of the License Areas and the fixtures and appurtenances therein and shall not permit any waste, misuse of, or negligent damage to the License Areas. Licensor shall perform any maintenance and repairs to the Buildings, including the License Areas.
     8. Casualty. In the event a Building or a License Area is damaged by fire or the occurrence of a casualty or subject to condemnation (each, a “Casualty”), Licensor may elect either to (i) repair the Building or the License Area, or (ii) terminate the License Period with respect to such License Area by giving written notice to Licensee.
     9. Insurance and Indemnity.
     (a) For so long as Licensor and Licensee both have operations at the related Buildings, Licensor shall, for itself and the benefit of Licensee, effect and maintain with insurance companies selected by Licensor the following insurance coverages: (i) comprehensive general liability; (ii) workers’ compensation in compliance with applicable statutory requirements; (iii) employer’s liability insurance; and (iv) “All Risk” property insurance covering each party’s property. Notwithstanding the foregoing, Licensor shall have the option to assist Licensee in finding an acceptable arrangement to replace the insurance coverages referred to in this Section 9(a).
     (b) Licensee shall indemnify, defend and hold harmless Licensor from and against any and all claims and lawsuits (including reasonable attorneys’ fees), asserted against, imposed upon or incurred by Licensor by reason of (i) any default or breach by Licensee under this

License Agreement, and (ii) any accident, bodily injury (including death resulting therefrom), or damage to or loss or theft of property, which shall be occasioned wholly or in part by reason of the negligence or willful misconduct of Licensee, or any of its employees, agents, contractors, licensees or invitees.
     (c) Licensor shall indemnify, defend and hold harmless Licensee from and against any and all claims and lawsuits (including reasonable attorneys’ fees), asserted against, imposed upon or incurred by Licensee by reason of (i) any default or breach by Licensor under this License Agreement, and (ii) any accident, bodily injury (including death resulting therefrom), or damage to or loss or theft of property, which shall be occasioned wholly or in part by reason of the negligence or willful misconduct of Licensor, or any of its employees, agents, contractors, licensees or invitees.
     10. Assignment; Sublicensing. The License granted hereby is personal to Licensee and except as set forth in Section 22(h) shall not be assigned nor shall Licensee sublicense or otherwise permit or suffer the occupancy of all or any part of the License Area(s) by any third party without first obtaining the prior written consent of Licensor, which may be withheld in its sole discretion. Any attempted assignment or sublicense or occupancy of the License Area in contravention of the foregoing shall be void and a default of this License Agreement.
     11. Alterations; Restoration. Licensee shall not make or suffer to be made any alterations, additions, or improvements in, on, or to the License Areas or any part thereof without first obtaining the prior consent of Licensor, which consent may be withheld in its sole discretion. All such alterations shall be at Licensee’s sole cost and expense. Licensor, at the time of giving consent to any alterations by Licensee, shall notify (which notice may be oral) Licensee if any such alterations must be removed and the License Area restored, at the expiration or sooner termination of the applicable License Period.
     12. Default. If either party defaults in the performance of any of its obligations hereunder with respect to a License Area or the License Areas and such default continues for more than thirty (30) days after receipt of written notice from the nondefaulting party (except that if such default cannot be reasonably cured with the exercise of reasonable diligence during said 30-day period, such period shall be extended for reasonable additional time, provided that the defaulting party has commenced to cure such default within the 30-day period and proceeds diligently thereafter to effect such cure), the nondefaulting party shall have the right to terminate the License herein granted with respect to the applicable License Area and pursue any other remedies available at law or in equity, except as limited in paragraph 13 hereof.
     13. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING LOSS OF GOODWILL OR LOSS OF PROFITS.
     14. Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by email or sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the next business day if sent by overnight courier or (iii) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address or email address as a party shall have furnished to the other party in accordance with this Section 15.
If to Licensor:
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Director of Facilities
With copies to:
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: General Counsel
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Chief Financial Officer
If to Licensee:
Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, MA 02116
Attention: Chief Financial Officer
With a copy to:
Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, MA 02116
Attention: General Counsel
     15. Waiver of Claims. As to the period from and after the Commencement Date, notwithstanding anything to the contrary herein, each party hereto waives all claims against the other party, its agents and employees for damage to property sustained by the waiving party resulting from damage to the License Areas or the Buildings, as the case may be, its fixtures or any of the waiving party’s personal property, or resulting directly or indirectly from any act or omission of the other party. All property belonging to the waiving party or any occupant of the License Areas or the Buildings, as the case may be, shall be there at the risk of the waiving party or such other occupant only, and the other party shall not be liable for damage thereto or theft or misappropriation thereof. The waiving party (and any such occupant) shall look to any insurance coverage that it may have for recovery of any loss or damage to property that such waiving party or such occupant may sustain.
     16. Surrender. On the related Termination Dates or sooner termination of the License with respect to the related License Area, Licensee, shall surrender the related License Area in broom-clean condition, ordinary wear and tear, fire and other casualty excepted.
     17. Subordination. The License granted herein is subject and subordinate to all ground and underlying leases affecting the real property of which the License Areas form a part and to all mortgages which may now or hereafter affect such leases or such real property.
     18. Warranties. EXCEPT AS SET FORTH IN THIS LICENSE AGREEMENT, THE PARTIES DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS LICENSE AGREEMENT, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     19. Inability To Perform. Neither party shall be responsible for delays in the performance of its obligations caused by events beyond that party’s reasonable control, including, but not limited to, acts of God.
     20. Good Faith. The parties recognize that this License Agreement may not be dispositive of all matters and issues that may arise during the License Period with respect to the License Areas. As and when issues and matters arise during the course of the License Period that are not definitively controlled by the provisions of this License Agreement, the parties shall act reasonably and in good faith endeavor to adjust and resolve such issues and matters.
     21. Parking. Licensor shall afford Licensee an equitable share of the parking spaces allocated to the Buildings. Licensee shall have access to such parking areas to the same extent Licensor has access to the parking areas.
     22. Miscellaneous.
     (a) Counterparts. This License Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
     (b) Governing Law. This License Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to conflicts of laws provisions thereof).
     (c) Descriptive Headings. The descriptive headings of the several articles and sections of this License Agreement are inserted for reference only and shall not limit or otherwise affect the meanings hereof.
     (d) Attachments and Exhibits. All attachments and exhibits to this License Agreement are hereby made a part hereof as if fully set out herein.

     (e) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by applicable law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, Licensor and Licensee shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     (f) Site Specific Agreement. The parties shall execute or cause their applicable subsidiaries to execute any additional agreements as may be reasonably necessary to effectuate the intent of this License Agreement.
     (g) Certain Definitions:
(1)	“Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall mean beneficial ownership within the meaning of Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act

(2)	“Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock of LMAC and any other class or series of common stock of LMAC hereafter created.

(3)	“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of LMAC.

(4)	“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of LMAC.

(5)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(6)	“SEC” means the Securities and Exchange Commission.

(7)	“subsidiary” means : (a) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person; and (b) the majority control of the election of the Board of Directors for any corporation, association, or other business entities; and (c) any partnership or limited liability company (i) the sole general partner or the managing general partner or managing member of which is such Person or one or more of the other subsidiaries of such person or (ii) the only general partners or members of which are such person or one or more of the other subsidiaries of such person; provided that the term subsidiary (i) when used with regard to LMGI excludes LMAC and its subsidiaries.

     (h) Subsidiary Rights and Obligations. If any of the Buildings are owned by a subsidiary of Licensor, (a) Licensor shall cause its subsidiary to license the applicable License Area to Licensee and to perform all of the requirements of Licensor hereunder as to such Building, (b) such subsidiary may exercise the rights of Licensor hereunder as to such Building, and (c) references herein to Licensor shall mean Licensor’s subsidiary as to such Building. In addition, if any of the Licensed Areas are occupied by a subsidiary of Licensee, (i) Licensee’s subsidiary shall have the right to occupy such License Area and exercise the rights of Licensee hereunder as to such Building, (ii) Licensee shall cause its subsidiary to perform all of the obligations of Licensee hereunder as to such License Area, and (iii) references herein to Licensee shall mean Licensee’s subsidiary as to such License Area.
     (i) Other. Time is of the essence with respect to the performance of every provision of this License Agreement in which time of performance is a factor. When a party is required to do something by this License Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Whenever one party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this License Agreement, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed. This License Agreement may be executed in counterparts. Any executed copy of this License Agreement shall be deemed an original for all purposes.
     (j) Relationship of the Parties. The relationship between Licensor and Licensee is solely that of licensor and licensee, and nothing contained in this License Agreement shall be construed as creating a leasehold or tenancy. Licensee does not and will not have a claim of any title, estate or interest in the License Areas or the Buildings. Licensee and Licensor acknowledge that neither it nor its respective shareholders, officers, directors, employees or agents shall have any authority to bind the other to any contractual obligation whatsoever, except as expressly permitted herein.
     (k) Corporate Authority. (1) Licensor represents and warrants to Licensee that it has the right, power, legal capacity and authority to enter into and perform its obligations under this License Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this License Agreement. Licensor further represents and warrants that the execution and delivery of this License Agreement by the Licensor has been approved by all necessary corporate action. (2) Licensee represents and warrants to Licensor that it has the right, power, legal capacity and authority to enter into and perform its obligations under this License Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this License Agreement. Licensee further represents and warrants that the execution and delivery of this License Agreement by the Licensee has been approved by all necessary corporate action.
     (l) Specific Performance and Other Remedies. (1) The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this License Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, except as otherwise expressly provided herein, an aggrieved party under this License Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this License Agreement shall diminish the availability of specific performance of the obligations under this License Agreement or any other injunctive relief. (2) Such remedies, and any and all other remedies provided for in this License Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
     (m) Amendment and Modification. Subject to applicable law, this License Agreement may be amended, modified or supplemented only by written agreement executed by the parties hereto. Any failure of a party to comply with any obligation, covenant or agreement contained in this License Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
     (n) Entire Agreement. This License Agreement, including any schedules annexed hereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this License Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This License Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the intercompany agreement by and between Liberty Mutual Agency Corporation and Liberty Mutual Group Inc., dated as of [_________,] 2010 (the “Intercompany Agreement”). In the event and to the extent that there shall be a conflict between the provisions of this License Agreement and the provisions of the Intercompany Agreement, the Intercompany Agreement shall control, except as otherwise provided therein.
     (o) Further Actions. Each party hereto shall, on notice of request from any other party hereto, take such further action not specifically required hereby at the expense of the requesting party, as the requesting party may reasonably request for the implementation of the transactions contemplated hereby.

     (p) No Third Party Beneficiaries. Nothing in this License Agreement shall convey any rights upon any person or entity which is not a party or a permitted assignee of a party to this License Agreement.
     (q) Drafting of Language. Each of Licensor and Licensee agrees that the drafting of the language contained in this License Agreement was a cooperative effort, that each party was equally responsible for such drafting and that it would be inequitable for either party to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.
     (r) Interpretation. Whenever the words “include,” “includes” or “including” are used in this License Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this License Agreement refer to this entire License Agreement. Unless the context requires otherwise, words in this License Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.
     23. Nonliabilitv. Licensor and Licensee agree that neither their respective directors, officers, employees, shareholders nor any of their respective agents shall have any personal obligation hereunder, and that Licensor and Licensee shall not seek to assert any claim or enforce any of their rights hereunder against such directors, officers, employees, shareholders or agents.
     24. Dispute Resolution.
          (a) General. Any controversy, claim or dispute arising out of or relating to this License Agreement, or the breach, termination or validity thereof (each, a “Dispute”) shall be resolved as set forth in this Section 24.
          (b) CFO Resolution. Licensor and Licensee shall attempt in good faith to resolve any Dispute promptly by negotiation between each such party’s designated representatives. Within ten (10) days after any party’s receipt of a notice of Dispute from the other party setting forth in detail and together with supporting documentation, if any, the nature and basis of the Dispute (the “Dispute Notice”), the general counsel and the chief financial officer of Licensor and the general counsel and the chief financial officer of Licensee shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          (c) CEO Resolution. If the chief financial officer of either Licensor or Licensee declares an impasse then within thirty (30) days after receipt of the Dispute Notice or as soon thereafter as practicable, the respective chief executive officers of Licensor and Licensee shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          (d) Arbitration. If the chief executive officer of either Licensor or Licensee declares an impasse then within sixty (60) days after receipt of the Dispute Notice (or such longer period, if the parties so agree in writing), at the demand of either party, the Dispute shall be referred to, and finally settled by, confidential and binding arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures as modified as follows (the “Rules”):
          (i) There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two (2) arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen (14) days of the designation of the second of the two (2) arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules.
          (ii) Each arbitrator appointed by a party shall be either an attorney with substantial experience with the property and casualty reinsurance and insurance industry and at least ten (10) years admission to the bar, or a property and casualty reinsurance and insurance industry professional of at least ten (10) years standing. The chair of the arbitral tribunal shall either be a practicing attorney with no less than ten (10) years of practice and experience as an arbitrator, with, if possible, experience relating to insurance or reinsurance disputes, or be a retired judge.
          (iii) The place of arbitration shall be Boston, Massachusetts, unless some other place is mutually selected by the parties. The arbitral tribunal shall be required to follow the law of the Commonwealth of Massachusetts. The decision and award of the arbitral tribunal shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties regarding the matter presented to the arbitral tribunal, including any claims, counterclaims, issues or accounting presented to the tribunal. Judgment upon the decision and award may be entered in any court having jurisdiction. The arbitral tribunal is empowered to award any remedy provided for under applicable law and the terms of this License Agreement, including injunction, specific performance or other forms of equitable relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages. Each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
          (iv) Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.
          (e) Costs. Each party shall bear its own costs in any negotiations pursuant to Sections 24(b) and 24(c) and any arbitration, provided that the parties shall share the fees and expenses of the arbitrators equally as well as any JAMS fees and expenses.
          (f) Confidentiality. All negotiations conducted pursuant to Sections 24(b) and 24(c) shall be confidential and shall be treated as compromise and settlement negotiations and may not be introduced as evidence of an admission against interest of either party and shall not be admissible as evidence in any other proceeding.

          (g) Judicial Remedies. Notwithstanding the foregoing provisions, without first resorting to the negotiation procedures set forth in Sections 24(b) and 24(c) herein, either party may seek the provisional judicial remedy of a preliminary injunction or any other form of temporary injunctive relief (including specific performance), if in its reasonable judgment such action is necessary to avoid irreparable harm. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
          (h) Jurisdiction. The parties hereby submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts, for the purpose of seeking any provisional remedies as contemplated by Section 24(g) or for any action to compel arbitration or in aid of arbitration or for the enforcement of any arbitral award rendered thereunder. In any such action, suit or proceeding, each of the parties irrevocably and unconditionally waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that the party is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. To the fullest extent permitted by applicable law, each of the parties irrevocably waives all rights to trial by jury in any such action, suit or other proceeding.
     25. Binding Effect. This License Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their respective successors in interest and permitted assigns except as otherwise provided herein, and shall not be modified except by an express written agreement signed by duly authorized representative of both parties.
     26. Cooperation. Should the parties desire to license or enter into any other office sharing agreement with each other for spaces and locations not set forth on Schedule I, or to renew or extend any license for any space or location set forth on Schedule I, then the parties agree to cooperate and work with one another to reach mutually acceptable terms and provisions for any license or related agreement between each other.
     IN WITNESS WHEREOF, the parties have duly executed this License Agreement as of the date first above written.

LICENSOR: Liberty Mutual Group Inc., a Massachusetts corporation
By:
Name:
Title:

LICENSEE: Liberty Mutual Agency Corporation, a Delaware corporation
By:
Name:
Title:

SCHEDULE I
(As of July 1, 2010)
Owned Buildings

Office #	Location	Address	License Area RSF
0055	Portsmouth, NH	225 Borthwick Ave.	289
0096	Dover, NJ	100 Liberty Way	942
0102	Weston, MA	13 Riverside Rd.	2,485
0346	Milwaukee, WI	11800 West Park Pl.	911
0354	Wausau, WI	2000 Westwood Dr.	37,374
0949	Irving, TX	2100 Walnut Hill Ln.	100
003C	Boston, MA	10 St. James Ave.	33,511
046C	Warrenville, IL	27201 Bella Vista Pkwy.	22,177
099A	Weston, MA	20 Riverside Rd.	291